Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From, Inc. Reports Second Quarter and Six Month Financial Results

•	Strong demand across all business segments drives 27% revenue increase in second quarter to $4.4 million from $3.5 million in the same quarter last year

•	Second quarter net income attributable to WFCF up 184% to $176,800 from $62,400 last year

•	Second quarter adjusted EBITDA up 85% to $593,400 from $320,500

•	Six-month revenue up 23% year over year to $8.1 million from $6.6 million

•	Six-month net income attributable to WFCF up 19% to $212,300 from $177,800

•	Six-month adjusted EBITDA up 25% to $948,300 from $757,400

•	Company generates $1.1 million in cash from operations in first half of 2018

CASTLE ROCK, Colo. – August 14, 2018 – Where Food Comes From, Inc. (WFCF) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2018 second quarter and six-month financial results.

“Our second quarter revenue and profit performance was right in line with expectations as we continued to deliver growth across all our business segments,” said John Saunders, Chairman and CEO. “Our core verification and certification services and associated product sales grew 20% and 68%, respectively, based on a combination of strong consumer demand for a diverse array of verification standards and the impact of increased beef exports to China. We are also very pleased with the steady expansion of our SaaS and software consulting business segments, which grew 102% and 13%, respectively, over the same quarter last year based on solid execution of our growth strategy. This steady growth across our business drove a 184% increase in net income attributable to WFCF and an 85% increase adjusted EBITDA year over year.

“We continue to invest in strengthening our business and further positioning Where Food Comes From as the most diverse provider of software and services that support food producers in providing greater transparency in the food chain,” Saunders added. “With our second quarter acquisition of SOW Organic, we strengthened our technology portfolio and expanded our presence in the organic space with an industry leading SaaS offering that’s currently used by the nation’s two largest organic certifiers to accelerate new customer onboarding and streamline the ongoing certification process. We are currently working with both of those certifiers on plans to co-market the software to the thousands of organic producers who are still using cumbersome, paper-based processes.

Second Quarter Results

Revenue increased 27% in the second quarter of 2018 to $4.4 million from $3.5 million in the same quarter last year. The Company achieved growth in all segments of its business, including verification and certification services, up 20% to $3.5 million from $2.9 million year over year; product sales, up 68% to $496,300 from $295,600; and combined software license, maintenance, support and consulting services, up 54% to $434,200 from $281,100 in the same quarter last year.

Gross profit in the second quarter increased 27% year over year to $2.0 million from $1.6 million. Gross margin remained relatively flat at approximately 45% year over year.

Selling, general and administrative expense increased slightly in the second quarter to $1.8 million from $1.7 million.

Net income attributable to Where Food Comes From, Inc. increased 184% to $176,800, or one cent per share, from net income of $62,400, or less than one cent per share, in the same quarter last year.

Adjusted EBITDA in the second quarter increased 85% to $593,400 versus $320,500 in the same quarter last year.

Six-Month Results

Total revenue increased 23% in the first six months of 2018 to $8.1 million from $6.6 million in the same period a year ago. Again, the Company achieved double-digit growth across all of its business lines. Verification and certification services revenue increased 15% year over year to $6.3 million from $5.5 million; product revenue was up 58% to $850,000 from $539,000; and combined software license, maintenance, support and consulting services rose 62% to $905,000 from $557,000.

Gross profit in the first six months increased 23% to $3.7 million from $3.1 million in the same period last year. Gross margin remained flat at 46% year over year.

Selling, general and administrative expense increased 9% year over year to $3.5 million from $3.2 million. The increase was primarily attributable to increased headcount, higher public company costs, and rent and depreciation related to expansion of corporate headquarters facilities and acceleration of amortization of the ICS beneficial lease arrangement.

Net income attributable to Where Food Comes From, Inc. for the six-month period increased 19% to $212,300, or $0.01 per share, versus $177,800, or $0.01 per share, in the same period last year.

Adjusted EBITDA was $948,300, up 25% from $757,400 in the first six months of 2017.

The Company generated $1.1 million in net cash from operations in the first six months of 2018, up 42% year over year from $789,500.

Balance Sheet

The Company’s cash, cash equivalents and short-term investments balance at June 30, 2018, increased 10% to $3.8 million from $3.4 million at 2017 year-end. Working capital remained flat at $3.7 million.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13681797

Phone replay:

A telephone replay of the conference call will be available through August 28, 2018, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13681797

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. The Company supports more than 15,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, A Bee Organic and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; ability to continue strengthening our business and further positioning Where Food Comes From as the most diverse provider of software and services; and ability to successfully co-market SOW software to organic producers are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the second quarter and six month period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018	2017		2018	2017
Revenues
Verification and certification services	$3,507,757		$2,925,298	$6,303,951	$5,479,933
Product sales	496,312		295,640	850,206	538,906
Software license, maintenance and support	263,316		130,234	550,760	289,498
Software-related consulting service	170,923		150,910	354,193	267,693
Total revenue	4,438,308		3,502,082	8,059,110	6,576,030
Costs of revenue
Cost of verification and certification services	1,850,555		1,573,858	3,301,164	2,831,231
Cost of products	319,970		179,133	545,945	332,999
Costs of software license, maintenance and support services	168,511		92,775	305,945	220,237
Costs of software-related consulting services	87,546		66,128	163,007	138,738
Total costs of revenue	2,426,582		1,911,894	4,316,061	3,523,205
Gross profit	2,011,726		1,590,188	3,743,049	3,052,825
Selling, general and administrative expenses	1,770,468		1,711,020	3,474,942	3,181,849
Income (loss) from operations	241,258		(120,832)	268,107	(129,024)
Other expense (income):
Interest expense	1,315		154	2,394	316
Other income, net	(5,122)		(7,970)	(8,040)	(9,298)
Income (loss) before income taxes	245,065		(113,016)	273,753	(120,042)
Income tax expense (benefit)	80,000		(52,000)	88,000	(49,000)
Net income (loss)	165,065		(61,016)	185,753	(71,042)
Net loss attributable to non-controlling interest	11,774		123,387	26,570	248,792
Net income attributable to Where Food Comes From, Inc.	$176,839		$62,371	$212,323	$177,750

Net income per share attributable to Where Food Comes From, Inc:

Basic	$0.01	$	*	$0.01	$0.01
Diluted	$0.01	$	*	$0.01	$0.01

Weighted average number of common shares outstanding:
Basic	24,718,430		24,664,882	24,683,264	24,656,398
Diluted	24,896,195		24,822,563	24,871,523	24,802,564
* Less than $0.01 per share

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		December 31,
	2018	2017	2018	2017
Net Income attributable to WFCF	$176,839	$62,371	$212,323	$177,750
Adjustments to EBITDA:
Interest expense	1,315	154	2,394	316
Income tax expense (benefit)	80,000	(52,000)	88,000	(49,000)
Depreciation and amortization	229,103	210,994	501,603	420,915
EBITDA*	487,257	221,519	804,320	549,981
Adjustments:
Stock-based compensation	42,119	44,413	80,021	89,470
Cost of acquisition	63,984	54,600	63,984	117,944
Adjusted EBITDA*	$593,360	$320,532	$948,325	$757,395

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$3,061,152	$2,705,778
Accounts receivable, net of allowance	1,979,029	1,898,749
Short-term investments	749,110	743,206
Prepaid expenses and other current assets	242,306	245,073
Total current assets	6,031,597	5,592,806
Property and equipment, net	1,513,682	1,068,087
Intangible and other assets, net	3,754,305	3,948,530
Goodwill	2,624,690	2,652,250
Deferred tax assets, net	114,622	79,622
Total assets	$14,038,896	$13,341,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$539,563	$457,307
Accrued expenses and other current liabilities	664,328	555,129
Customer deposits and deferred revenue	1,135,034	851,185
Current portion of notes payable	9,803	9,446
Current portion of capital lease obligations	7,627	7,527
Total current liabilities	2,356,355	1,880,594
Notes payable, net of current portion	37,431	42,452
Capital lease obligations, net of current portion	21,580	25,419
Lease incentive obligation	141,771	147,189
Total liabilities	2,557,137	2,095,654
Contingently redeemable non-controlling interest	1,548,195	1,574,765

Stockholders’ equity:
Common stock	25,190	24,972
Additional paid-in capital	10,544,034	10,353,037
Treasury stock	(865,380)	(724,530)
Retained earnings (accumulated deficit)	256,322	17,397
Total Equity	9,933,564	9,670,876
Total liabilities and stockholders’ equity	$14,038,896	$13,341,295